EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Steven C. McNeal, Vice President and Treasurer of Entergy Texas, Inc. (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of November 6, 2009 between Entergy Texas Restoration Funding, LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 27, 2020
By /s/ Steven C. McNeal

Name: Steven C. McNeal
Title: Vice President and Treasurer